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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 13, 2002
(Date of earliest event reported)

Warren Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 32nd Floor, New York, New York 10017
(Address of principal executive offices including Zip Code)

Registrant's telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

General

        On December 13, 2002 (the "Closing Date"), Warren Resources, Inc., a Delaware corporation (the "Company" or "Warren"), and Anadarko E&P Company LP, a wholly-owned subsidiary of Anadarko Petroleum Corporation (collectively, "Anadarko") consummated the following joint transactions effective as of August 1, 2002 (the "Effective Date"): (i) an Exchange Agreement dated December 11, 2002 by and between Warren and Anadarko (the "Exchange Agreement"), and (ii) a Joint Exploration Agreement dated December 31, 2002 by and between Warren and Anadarko (the "Joint Exploration Agreement").

        See the "Exchange Agreement" and the "Joint Exploration Agreement" summarized below.

Exchange Agreement

        Pursuant to the Exchange Agreement, Anadarko acquired an undivided 50% interest in Warren's right, title, and interest in and to the following (collectively referred to herein as the "Warren Properties"):

  (1)
  any oil and gas lease, mineral interest in the oil and gas estate, or the right to earn any such interest under a farmout contract, farmout option contract, support agreement or other right to explore for oil or gas in the lands within a defined area of mutual interest consisting of approximately 134,263 net (211,840 gross) acres (the "AMI Area") located in the Atlantic Rim formation within the Washakie Basin, Carbon County, Wyoming (the "Atlantic Rim") consisting of approximately 86,669 net acres owned by Warren; limited to all those depths between the surface of the earth and the stratigraphic equivalent of the base of the Mesaverde formation (the "Depths");

  (2)
  the producing oil and/or gas wells (specifically excluding the 10 producing wells currently owned by Warren and located within the area mutually agreed to by the parties as Pod 6 of the Sun Dog Federal Unit) and injection and water disposal wells located within the AMI Area (the "Wells"); and

  (3)
  all personal property, contracts, agreements and equipment associated therewith or appurtenant thereto.

At the Closing, Anadarko delivered to Warren the following consideration:

  (1)
  $12,000,000 in cash (the "Cash Purchase Price") to acquire an undivided 50% of Warren's Interest in and to the Warren Properties;

  (2)
  A deferred payment obligation of $6,000,000 ("Deferred Purchase Price") for the three (3) year period commencing as of the Effective Date (the same being August 1, 2002) and ending on July 31, 2005 (the "Deferred Payment Period"). During the Deferred Payment Period Anadarko will pay for Warren's proportionate share of the costs associated with exploration and development of oil and gas from the AMI Area during each of the three (3) twelve-month periods after the Effective Date until Anadarko has paid $2,000,000.00 for each such twelve-month period. Subject to mutually agreed upon force majeure events, on each anniversary of the Effective Date during the Deferred Payment Period, Anadarko will pay Warren the difference, if any, between $2,000,000.00 and the amount of costs and expenses actually paid by Anadarko during the preceding twelve (12) month period pursuant to this provision. Any amounts paid by Anadarko in excess of the $2,000,000.00 during any such twelve (12) month period will be credited against the next installment of the Deferred Purchase Price due during the next twelve (12) month period. Costs and expenses shall include, among others, the following items: (a) costs incurred in the AMI Area after the

    Effective Date for lease acquisition and lease maintenance, geological and geophysical activities, facility construction and operation, and all costs incurred under applicable joint operating agreements entered into by the parties, subject to Anadarko's review and reasonable approval of any such costs; and (b) reasonable costs incurred after the Closing (including costs paid to Warren by Anadarko at the Closing) attributable to National Environmental Policy Act ("NEPA") compliance with respect to operations within the AMI Area, including defense of NEPA documents applicable to the AMI Area before administrative appeal boards and district courts; and

  (3)
  A $4,285,902.70 cash reimbursement for 100% of the reasonable costs incurred by Warren on or with respect to development of the Warren Properties from and after the Effective Date, and 100% of the reasonable costs incurred by Warren before the Closing Date attributable to NEPA compliance with respect to the AMI Area. Fifty percent (50%) of the above-referenced development costs and NEPA costs were credited against and reduced the Deferred Purchase Price. The parties entered into a Cost Sharing Arrangement, as described in of the Exchange Agreement, for purposes of sharing the above-referenced NEPA costs that will be incurred after the Closing Date; a portion of the which costs will be credited against and reduce the Deferred Purchase Price.

Additionally and at the Closing, Anadarko:

  (1)
  pursuant to the Joint Exploration Agreement created and delivered to Warren an undivided 50% contractual interest in its unencumbered fee mineral interest in the oil and gas estate in lands within the AMI Area consisting of approximately 41,486 net acres, memorialized by a recordable and assignable (subject to mutually agreeable limitations or as provided herein) form of Memorandum of Pooling, limited to the Depths and subject to a reserved royalty interest of 17.5%, proportionately reduced, and subject to the termination provisions contained within the Joint Exploration Agreement (the "Anadarko Fee Lands"); and

  (2)
  pursuant to the Exchange Agreement, transferred, assigned and conveyed to Warren an undivided 50% of Anadarko's right, title, and interest in and to (a) any oil and gas lease(s) owned by Anadarko as of the Effective Date covering lands within the AMI Area consisting of approximately 5,108 net acres, all limited to the Depths, and (b) the right to earn any such interest under a farmout contract, farmout option contract, support agreement (with the exception of the Wamsutter AMI between Anadarko and BP/Amoco) or other right to explore for oil or gas on such lands, limited to the Depths (the "Anadarko Leases").

        As a result of the foregoing transactions, the total acreage contributed by the parties within the AMI Area in the Atlantic Rim is approximately 134,263 net acres, with Anadarko and Warren each having an undivided 50% interest in the net acreage, or 66,361 net acres each with the AMI Area. Additionally, Warren will retain 100% of approximately 64,731 net acres in the Atlantic Rim Project outside the AMI Area.

        A copy of the Exchange Agreement by and between the Company and Anadarko is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety.

Joint Exploration Agreement

        The Joint Exploration Agreement contains the general terms and provisions described below:

  (1)
  The AMI Area, limited to the Depths, was formed. The AMI shall terminate on the earlier to occur of: (i) the sixth anniversary of the date of the final Record of Decision from the U.S. Bureau of Land Management approving the currently pending Environmental Impact Statement covering the AMI Area and other adjacent lands (the "BLM Approval"); or (ii) July 31, 2012, unless mutually extended by both parties.

  (2)
  Initially, each party has a 50% interest in the AMI Area and Depths.

  (3)
  Termination of the Joint Exploration Agreement and the AMI will not terminate any unit operating agreement covering lands within the AMI Area (or any other operating agreement covering non-unit lands within the AMI Area), so long as there is a well thereon which is producing oil or gas in paying quantities.

  (4)
  After Closing, Anadarko will take the lead in the preparation of any National Environmental Policy Act (NEPA) compliance documentation triggered by operations under the Joint Exploration Agreement within the AMI Area and/or defense of the same before administrative appeal boards and district courts, subject to a cost sharing arrangement that was entered into between Anadarko and Warren at the Closing.

  (5)
  The Joint Exploration Agreement establishes the manner in which oil and gas development operations within the AMI Area will be conducted. The Joint Exploration Agreement creates four joint operational committees: an Executive Committee, and three Sub-committees, including an Exploration & Development Sub-Committee, a Production & Operations Sub-Committee and an Environmental & Regulatory Sub-Committee. All committees for the AMI Area consist of two members, one appointed by Anadarko and one appointed by Warren.

  (6)
  The parties will assist each other in forming federal exploratory units within the AMI Area to accomplish the conservation of resources within the AMI Area and to maximize the economic development of oil and gas from the AMI Area.

  (7)
  Each federal exploratory unit will be governed by its own unit operating agreement (the "Unit Operating Agreement"), provided, however, in the event of a conflict, the rights and obligations of the parties shall be governed by the Joint Exploration Agreement. If a well is proposed on lands within the AMI Area which are not subject to a federal exploratory unit and its companion Unit Operating Agreement, then operations will be subject to a mutually agreed upon model form of joint operating agreement modified to provide for coalbed methane operations. The form of Unit Operating Agreement agreed to by Warren and Anadarko is a modified Rocky Mountain Unit Operating Agreement, Form 2-Divided Interest, and the form of joint operating agreement for any non-unit operations or non-unit wells will be an A.A.P.L. Form 610-1982 Model Form Operating Agreement, with modifications substantially similar to the Unit Operating Agreement.

  (8)
  The Unit Operating Agreement includes, among other terms, a non-consent penalty wherein a party's election to not participate in the wells within a Drilling Block (as defined therein) will result in the forfeiture of the non-consenting party's interest in the entire Drilling Block.

  (9)
  The Joint Exploration Agreement and Unit Operating agreement also provide, without limitation, the following:
    (A)
    Anadarko will be the "Operator of Record" of each federal exploratory unit and companion Unit Operating Agreement; however, Warren will perform certain drilling, completion, construction and other operations pursuant to a Master Consulting Services Agreement executed at the Closing.

    (B)
    The parties agreed to drill a maximum of 117 wells per calendar year within the AMI Area, unless the parties mutually agree to increase the number of wells in the AMI Area, as more particularly described in Article 30 of the Unit Operating Agreement.

    (C)
    The Joint Exploration Agreement and Unit Operating Agreement also provide for monthly drilling and administrative overhead rates and additional operational provisions.

  (11)
  The Joint Exploration Agreement contains provisions granting certain preferential rights with respect to interests purchased, transferred or assigned within the AMI Area. Under Article 6 of the Joint Exploration Agreement, any oil and gas interest within the AMI Area acquired by either Anadarko or Warren from a third party after the Effective Date is subject to a preferential right to purchase provision and shall be offered to the other party for the purchase of its proportionate interest at actual cost and reasonable expenses, or in accordance with the terms proposed by the applicable third party, plus reasonable costs and expenses incurred. Excluded from such purchase obligation are any interests acquired by either Anadarko or Warren pursuant to a merger or reorganization or pursuant to certain other limited acquisitions of all or substantially all of a third party's assets. Under Article 8 of the Joint Exploration Agreement, Anadarko and Warren are each granted a preferential right to purchase the other party's interest within the AMI Area in the event an assignment or transfer of such party's interest to a third party is contemplated. Such preferential right does not include the assignment to an affiliate, the pledge to a lender as collateral security for a financing, or a transfer in connection with a corporate merger or reorganization.

        A copy of the Joint Exploration Agreement by and between the Company and Anadarko is attached hereto as Exhibit 10.2 and is incorporated by reference herein in its entirety.

        A copy of the Unit Operating Agreement by and between the Company and Anadarko is attached hereto as Exhibit 10.3 and is incorporated by reference herein in its entirety.

        The press release announcing the foregoing transactions is included in this report as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) and (b) Financial Statements.

        Not Applicable.

(b) Exhibits:

Number	Description
10.1 —	Exchange Agreement dated December 11, 2000 between Anadarko E&P Company LP and Warren Resources, Inc.
10.2 —
Joint Exploration Agreement dated December 13, 2002 by and among Anadarko E&P Company LP, a Delaware limited partnership, Anadarko Land Corp., a Nebraska corporation and Warren Resources, Inc., a Delaware corporation
10.3 —	Form of Unit Operating Agreement dated December 13, 2002 by and between Anadarko E&P Company LP and Warren Resources, Inc.
99.1 —	Joint Anadarko Petroleum Corporation and Warren Resources, Inc. Press Release, dated December 21, 2002

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 24, 2002

WARREN RESOURCES, INC. (Registrant)
By:	/s/ NORMAN F. SWANTON Norman F. Swanton, Chairman and Chief Executive Officer

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SIGNATURES